EXHIBIT 99.1

Company Contact: TechPrecision Corporation Mr. Richard F. Fitzgerald Chief Financial Officer Tel: 1-610-246-2116 Email: Fitzgeraldr@techprecision.com www.techprecision.com	Investor Relations Contact: CCG Investor Relations Mr. Crocker Coulson President Tel: 1-646-213-1915 or Mr. Gary Chin, Tel: 1-646-213-1909 Email: crocker.coulson@ccgir.com www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter Fiscal Year 2011 Results

Westminster, MA – November 11, 2010  – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the second quarter of fiscal year 2011, period ended September 30, 2010.
I. Second Quarter of Fiscal 2011 Highlights

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Revenue for the second quarter totaled $8.4 million, compared to operating revenue of $6.2 million during the second quarter last year and increased sequentially by $2.2 million or 36.2% over Company’s first quarter fiscal 2011 revenue of $6.15 million.

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During the second quarter of last year, the Company completed an $8.9 million non-recurring transfer of inventory to its largest customer which increased total second quarter reported revenue to $15.1 million in the prior year, comprised of $6.2 million in operating revenue plus, $8.9 million of non-recurring inventory transfer.

•	Gross profit margin was 30.8% for the second quarter compared with 17.5% for the second quarter last year, while gross margin for the first quarter of fiscal 2011 was 37.6%.

•	TechPrecision’s backlog at the end of the second quarter of 2011 totaled $26.4 million and subsequently increased to $31 million as of November 1, 2010.

•	Operating income during the second quarter was $1.5 million vs. $2 million in the prior year and $1.3 million during the quarter ended June 30, 2010.

•	Income before income taxes was $1.4 million compared to $1.9 million a year ago and $1.2 million during the first quarter of this fiscal year

•	Net income was $0.8 million vs. $1.3 million in the prior year and $0.8 million in the first quarter of fiscal 2011.

•	Net income per common share was $0.06 basic and $0.04 diluted, versus $0.09 basic and $0.06 diluted for the second fiscal quarter of the previous year.

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Net income per common share for the six month period ended September 30, 2010 was $0.12 basic and $0.08 diluted versus $0.09 basic and $0.06 diluted for the comparable six month period ending September 30, 2009.

Second Quarter Results

The table below summarizes key components of the Company’s net sales for the three month periods ended September 30, 2010 and 2009:

($ in millions)	September 30,
	2010	2009
Inventory transfer to largest customer	$--	$8.9
Other sales to largest customer	4.1	0.8
Sales to all other customers	4.3	5.4
Total net sales	$8.4	$15.1

Net sales during the second quarter last year included an $8.9 million non-recurring material transfer to GT Solar that was triggered by that customer’s April 2009 cancellation of open purchase orders. This non-recurring material transfer represented 59.3% of the $15.1 million in total net sales for the second quarter last year.  On a recurring basis, sales increased $2.2 million or 35.5% over the prior year to $8.4 million from $6.2 million while total sales, including the $8.9 million material transfer, decreased by $6.7 million or 44.4% to $8.4.

Cost of sales for the quarter ended September 30, 2010 decreased by $6.7 million to $5.8 million, a decrease of 53.5%, from $12.5 million for the quarter ended September 30, 2009. The decrease in the cost of sales was principally due to the impact of the non-recurring transfer of inventory to GT Solar as part of its April 2009 order cancellation.  Gross margin was 30.8% in the second fiscal quarter of 2011 compared to a gross margin of 17.5% in the second fiscal quarter of 2010. The gross margin improvement was attributable to higher capacity utilization during the current year and the lower margin inventory transfer that impacted the prior year’s second quarter.  The gross profit margin during the first quarter of this year was 37.6%.  The lower margin during the second quarter compared with the first quarter is attributable to the resumption of material sales to the Company’s largest customer along with higher material sales to other customers during the second quarter when compared to the first quarter of this fiscal year.  Generally material sales carry a lower margin than the Company receives on its fabrication and machining services.

Operating expenses for the quarter ended September 30, 2010 increased to $1.1 million from $668,286 for quarter ended September 30, 2009, reflecting an increase of $453,125 or 68%.  The components of this increase were $175,280 in increased payroll and related costs, an increase in professional fees of $56,683 and increased selling, general and administrative expenses of $221,162 over the previous year’s spending.  The increase in payroll and related costs is due to higher headcount in the executive and business development functions as well as a return to full staffing levels at the Company’s subsidiary, during the current year.  Increased selling, general and administrative costs were driven by additional consulting fees associated with the Company’s CEO and Board of Directors search initiatives and accounting and consulting fees associated with the investigation of a strategic opportunity.

Net income was $855,628 or $0.06 per share basic and $0.04 per share diluted for the quarter ended September 30, 2010 as compared to $1.3 million or $0.09 per share basic and $0.06 per share diluted for the quarter ended September 30, 2009.  The $8.9 million non-recurring inventory transfer during the second quarter last year impacts year to year comparability.

“We have expanded our relationship with a large customer in the solar energy sector and established a relationship with a new tier 1 clean tech customer, and this progress is reflected in our improving financial results,” said Mr. James Molinaro, CEO of TechPrecision Corporation. “Excluding the non-recurring inventory transfer, we increased revenue by more than 35% and maintained our backlog at approximately $25 million for the second consecutive quarter. We also signed an agreement with Powerline Inc., adding sales personnel to market our services in Eastern Pennsylvania, Delaware, Maryland, Eastern New York and New Jersey. We believe this initiative, coupled with our existing relationships with customers in expanding market verticals, will help us to more effectively utilize Ranor’s capacity and leverage its high-precision fabrication and machining expertise.”

“To meet increasing demand for solar components in Asia, and China in particular, and to create a second growth platform for TechPrecision, we launched a wholly owned subsidiary in Wuxi, China,” Mr. Molinaro continued. “We are meeting the needs of our solar energy customer to source, fabricate and machine components in Asia, and this initiative resulted in a $2.9 million purchase order shortly after we launched the subsidiary. By adding this China-based capability to the TechPrecision organization, we will exploit synergies both in the U.S. and China to grow our revenue. This is the culmination of our strategy to perform the sophisticated prototyping and initial manufacturing in the U.S., but to also provide manufacturing in lower-cost regions when our customers require it.”

Financial Condition

At September 30, 2010, TechPrecision had working capital of $14.6 million as compared with working capital of $13.3 million at March 31, 2010, an increase of $1.3 million.  Cash provided by operations was $1.1 million for the six months ended September 30, 2010 as compared to cash used by operations of $1.4 million for the six months ended September 30, 2009. The increase in operating cash flow was due to the net effect of an increase in net profits, increase in costs incurred on uncompleted contracts and increases in accounts payable and deferred revenue during the six months ended September 30, 2010. As of September 30, 2010, the Company had $9.2 million in cash and equivalents. Stockholder’s equity increased to $13.8 million from $12.1 million on March 31, 2010, an increase of $1.7 million.

Business Outlook

“We expect to continue to generate year-over-year increases in our quarterly revenue, excluding last year’s one-time inventory transfer which impacted this quarter, and improve the overall fundamentals of our business,” said Jim Molinaro, CEO of TechPrecision. “In the near-term, we are focused on scaling up our new venture in China, and assisting the sales representatives from Powerline in building out additional business. These two initiatives should help us to maintain an approximate one-to-one book to bill ratio, creating additional longer-term revenue momentum to help us fully utilize our manufacturing capacity and ultimately creating value for shareholders.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Thursday, November 11, 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:  1-877-941-1427.  International callers should dial +1-480-629-9664.  When prompted by the operator, mention Conference Passcode 4378617.

If you are unable to participate in the call at this time, a replay will be available for one week starting on Thursday, November 11, 2010 at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4378617.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://viavid.net/dce.aspx?sid=00007C99.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing.  To learn more about the Company, please visit the corporate website at http://www.techprecision.com.  Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$8,381,319	$15,117,114	$14,534,821	$18,436,025
Cost of sales	5,795,971	12,471,343	9,633,682	15,225,452

Gross profit	2,585,348	2,645,771	4,901,139	3,210,573
Operating expenses:
Salaries and related expenses	506,582	331,302	906,593	724,669
Professional fees	167,094	110,411	344,744	186,623
Selling, general and administrative	447,735	226,573	888,018	524,994
Total operating expenses	1,121,411	668,286	2,139,355	1,436,286
Income from operations	1,463,937	1,977,485	2,761,784	1,774,287

Other income (expenses):
Other income	2,875	--	62,875	--
Interest expense	(110,450)	(107,390)	(218,016)	(211,552)
Interest income	3,869	5,184	6,602	8,370
Finance costs	(2,589)	(4,257)	(5,179)	(8,513)
Total other income (expense)	(106,295)	(106,463)	(153,718)	(211,695)

Income before income taxes	1,357,642	1,871,022	2,608,066	1,562,592

Provision for income taxes	502,014	550,388	933,116	366,703

Net income	$855,628	$1,320,634	$1,674,950	$1,195,889

Net income per share of common stock (basic)	$0.06	$0.09	$0.12	$0.09
Net income per share (fully diluted)	$0.04	$0.06	$0.08	$0.06
Weighted average number of shares outstanding (basic)	14,231,417	13,916,462	14,231,133	13,912,012
Weighted average number of shares outstanding (fully diluted)	20,568,037	21,300,150	20,757,412	19,930,238

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	March 31, 2010
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$9,236,885	$8,774,223
Accounts receivable, less allowance for doubtful accounts of $259,999	2,755,567	2,693,392
Costs incurred on uncompleted contracts, in excess of progress billings	4,333,359	2,749,848
Inventories - raw materials	231,985	299,403
Deferred tax asset	314,110	303,509
Prepaid expenses	177,516	159,854
Income taxes receivable	163,243	244,461
Total current assets	17,212,665	15,224,690
Property, plant and equipment, net	3,265,655	3,349,943
Equipment under construction	1,391,040	762,260
Deferred loan cost, net	79,557	87,640
Total assets	$21,948,917	$19,424,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$951,180	$444,735
Accrued expenses	561,225	620,600
Deferred revenues	279,316	56,376
Current maturity of long-term debt	812,878	809,309
Total current liabilities	2,604,599	1,931,020

Long-term debt	5,560,856	5,414,002

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Convertible
Convertible Preferred Stock, with 9,661,482 shares issued and September 30, 2009
outstanding at September 30, and March 31, 2010 (liquidation preference of $2,753,523 at September 30, 2010 and March 31, 2010) 2010)	2,210,216	2,210,216
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 14,283,346
shares at September 30, 2010 and 14,230,846 at March 31, 2010	1,430	1,424
Additional Paid in capital	2,932,694	2,903,699
Retained earnings	8,639,122	6,964,172
Total stockholders’ equity	13,783,462	12,079,511
Total liabilities and stockholders' equity	$21,948,917	$19,424,533

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Six Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,674,950	$1,195,889
Adjustments to reconcile net income to net cash provided by operating: activities:
Depreciation and amortization	186,537	208,016
Gain on sale of equipment	(62,875)	--
Deferred income taxes	(10,601)	(194,192)
Share based compensation	97,412	7,500
Changes in operating assets and liabilities:
Accounts receivable	(46,674)	(1,582,341)
Inventory	67,417	47,457
Costs incurred on uncompleted contracts	(1,583,511)	57,668
Other current assets	63,556	1,418,987
Accounts payable	506,445	(602,193)
Accrued expenses	(59,375)	(169,026)
Accrued taxes	--	342,895
Deferred revenues	222,941	(2,167,892)
Net cash provided by (used in) operating activities	1,056,222	(1,437,232)

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of equipment	60,000	--
Purchases of property, plant and equipment	(24,551)	(9,220)
Deposits on equipment	(695,520)	--
Net cash used in investing activities	(660,071)	(9,220)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution of WMR equity	(93,748)	(92,256)
Proceeds from exercised stock options	--	6,650
Tax benefits from share based compensation	9,836	--
Borrowings under line of credit facility	556,416	919,297
Payment of notes and lease obligations	(405,993)	(312,649)
Net cash provided by (used in) financing activities	66,511	521,042

Net increase (decrease) in cash and cash equivalents	462,662	(925,410)
Cash and cash equivalents, beginning of period	8,774,223	10,462,737
Cash and cash equivalents, end of period	$9,236,885	$9,537,327